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                                                                      EXHIBIT 12
                                                                     PAGE 1 OF 1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

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
                                                        THIRTY-SIX WEEKS ENDED
                                                       -------------------------
                                           FISCAL YEAR
                                           ----------- SEPTEMBER 8, SEPTEMBER 9,
                                              1994         1995         1994
                                           ----------- ------------ ------------
Income from operations before income tax-
 es......................................     $ (16)       $(12)        $ (8)
Add (deduct)
  Fixed charges..........................       184         138          128
  Capitalized interest...................       (10)         (5)          (6)
  Amortization of capitalized interest...         8           4            4
  Net losses related to certain 50% or
   less owned affiliate..................         5           2            1
  Minority interest in consolidated
   affiliates............................         1           1            1
                                              -----        ----         ----
Adjusted earnings........................      $172        $128         $120
                                              =====        ====         ====
Fixed charges:
  Interest on indebtedness and
   amortization of deferred financing
   costs.................................     $ 165        $122         $114
  Portion of rents representative of the
   interest factor.......................        11           8            8
  Debt service guarantee interest expense
   of unconsolidated affiliates..........         8           8            6
                                              -----        ----         ----
Total fixed charges......................     $ 184        $138         $128
                                              =====        ====         ====
Ratio of earnings to fixed charges.......       .93         .93          .94
                                              =====        ====         ====
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